Exhibit 10.8

(English Translation)

Project Development Agreement

Ning Xia Xing Ri Electronics Co., Ltd (Collectively, “Party A”) and Wisegate International Limited (Collectively, “Party B”) voluntarily entered into this agreement, on the basis of mutual benefits, that Party A shall trust Party B to develop EPC computer and learning products related software. The pending matters described in this agreement shall be solved by both parties in friendly negotiation manner on the fair basis. The articles of such agreement are as following:

1.

The project design shall be subject to request plan provided by Party A. In the event that the all changes or amendments (functions and data) commented by Party A shall be notified to Party B in advance and be discussed by both parties; In the event of delay delivery due to material revision requested by Party A, Party A shall bear the responsibility.

2.	Development Time

First version of development cycle is 2008/01/02-2008/10/30

3.	Responsibility & Obligation

3.1

The Party A shall be in charge of learning and synchronization thesaurus. The Party B shall be in charge of electronic dictionary and computer; The both parties shall be in charge of its own model testing. The entire test and check upon delivery shall be completed by Party A.

	3.2	The Party A shall be in charge of hardware including DENO model and prototype manufacture; Party B shall furnish technology support.

	3.3	The tools used for Party B’ development shall be provided by itself.

	3.4	Party B shall keep related materials, data and programs of such project confidential and shall not reveal, disclose or transfer any materials, data or procedures of Party A to the third party.

	3.5	The source program shall be comprehensively provided.

	3.6	The Party B shall be paid by Party A in accordance with article 4.

4.	Fee

	4.1	Fee for materials and data:
		a.	EPC
		b.	Chinese – English Dictionary
		c.	Software development fee
The total amount : RMB 1,276,000.00

4.2	Payment term: Party A shall pay all fee in installments, subject to Party B’s instruction. The tax arose from project development shall be borne by Party A.

Party A: Ning Xia Xing Ri Electronics Co., Ltd

Date : 2008/01/01

Party B: Wisegate International Limited

Date : 2008/01/01